Exhibit 99.1

WAUSAU PAPER REPORTS

THIRD-QUARTER 2014 RESULTS

Margin Enhancement Initiatives Unveiled

MOSINEE, WI – November 5, 2014 – Wausau Paper (NYSE:WPP) announced:

Third-Quarter Highlights

Financial Results

•

Third-quarter adjusted EBITDA from continuing operations of $13.8 million, reflected sequential quarterly improvement, and exceeded prior third quarter guidance due primarily to stronger than forecast mix and selling price improvement; as well as continued operational improvement.

Third-quarter adjusted EBITDA from continuing operations in 2014 excludes approximately $1.2 million of settlement charges related to proxy defense activities and compares to an adjusted EBITDA of $10.6 million in 2013.

•

On a reported basis, third-quarter results from continuing operations were a net loss of $0.18 per share compared to a prior-year third-quarter net loss of $0.04 per share.

Excluding the after-tax impact of non-recurring items that in 2014 included an $0.18 after-tax charge related to the Company’s third quarter debt refinancing and $0.01 in after-tax settlement charges related to proxy defense activities, third-quarter results from continuing operations were adjusted net income of $0.01 per share and an adjusted net loss, excluding the after-tax impact of non-recurring items, of $0.02 per share for 2014 and 2013, respectively.

Case Volume Growth

•

Third-quarter case shipment volume increased 4.0 percent in 2014 compared to the same period in 2013, which is double the away-from-home market rate of growth, resulting in a Company third-quarter and all-time quarterly shipment record of approximately 4.5 million cases.

•

Strategic product shipments; that is, those products sold in conjunction with proprietary dispensing systems or produced from premium substrates comprised approximately 49 percent of the sales mix, with growth in the Company’s DublNature® products up approximately 25 percent over the third quarter of 2013.

New Product Launches

•

During the quarter the Company introduced Alliance™. Unmatched by any current competitive dispenser, Alliance is a premium towel dispensing system capable of accommodating two 1,000 foot rolls. This new dispensing system positions the Company to accelerate the sales of its premium DublNature and Artisan™ toweling products, produced from 100 percent recycled fiber and ATMOS papermaking technology, introduced in May 2013 and 2014, respectively.

•

The Company’s DublNature family of premium towel and tissue products produced from 100 percent recycled fiber received the 2014 Most Innovative Product Award from PPI at the 29th RISI North American Forest Products Outlook Conference.

Balance Sheet and Liquidity

•

On July 30, the Company completed a refinancing of its long-term debt and entered into a $175 million secured term loan agreement that will expire in July 2020, and a $50 million secured revolving credit facility that will expire in July 2019.

•

At September 30, the Company had long-term debt, net of original issue discount, of $171.2 million, with no borrowings against its $50 million secured revolving credit facility. The availability under this facility along with company-wide cost control initiatives underway and improving earnings in the underlying business provides adequate resources to manage the day-to-day working capital and foreseeable capital expenditure needs of the Company.

Margin Enhancement Initiatives

•

The Company announced early in the third quarter its intentions to undertake a thorough review of all significant elements of its business in order to improve financial results.  To accomplish this, the Company has assigned existing staff and secured the services of outside industry experts to assess and formulate optimization plans in the core business areas of papermaking, converting, product and market strategy, administration, and warehousing and distribution.

Michael C. Burandt, CEO, commented, “Our third-quarter results reflect the growing market awareness of, and demand for our new premium DublNature and Artisan product lines, coupled with the continued operational improvement efficiencies we’re achieving at our Harrodsburg papermaking and converting operations.  Though the pace of earnings improvement has been meaningful, we are not satisfied.  Through the systematic program of sustainable margin enhancement initiatives, over the next 18 months we will have identified and implemented projects that will have a bottom line run rate impact of at least $30 million.”

Fourth-Quarter Outlook

In the third quarter, shipments once again grew above the market rate of growth with case shipment volumes improving 4 percent over last year’s third quarter. We expect our fourth quarter shipment growth to be in the range of 2 to 3 percent. Additionally, a July 1, 2014, price increase contributed to improved third-quarter results and is expected to provide increasing benefit to results over the balance of the year.  However, supply-side excess parent role capacity continues to exert offsetting pressure on commodity-oriented product pricing – a market dynamic our move toward a more premium and strategic mix of product shipments is designed to mitigate.

Mr. Burandt continued, “Our focus remains on operating performance improvement in the fourth quarter.  The results of our new product strategy and recent dispenser introductions continue to have beneficial impact on the margin contribution of the products driving our sales and shipment gains. Specifically, we remain pleased with the initial launch of our Artisan premium towel products, the resulting improvement to our strategic mix and the reception to our new Alliance high capacity dispensing system. With these positive factors in play, we expect adjusted EBITDA for the fourth quarter to range between $15 and $16 million.”

2014 THIRD-QUARTER AND NINE-MONTH RESULTS

Continuing Operations

The following third-quarter and nine-month discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (loss) and adjusted net earnings (loss) per share. These presentations are not in accordance with generally accepted accounting principles (GAAP). The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Third-quarter net sales for 2014 were $95.4 million, an increase of approximately 4 percent compared to $91.7 million reported for the third quarter of 2013. On a year-to-date basis, net sales rose approximately 2 percent to $262.1 million compared to $257.5 million in 2013.

Case shipment volume in the third quarter of 2014 improved 4 percent over the prior-year third-quarter period, resulting in year-to-date growth of approximately 3 percent. Quarterly volume of strategic product case shipments grew approximately 7 percent over the prior year third quarter while shipments of support products increased slightly more than 1 percent. On a year-to-date basis, the mix of strategic products improved approximately 1.5 percent in 2014 over the nine-month period of 2013.

On a continuing operations basis, adjusted EBITDA and adjusted EBITDA margin for the third quarters of 2014 and 2013 were $13.8 million, or 14.4 percent, and $10.6 million, or 11.5 percent, respectively. While case volume shipments increased, strategic mix improved and efficiencies were gained in operations quarter-over-quarter, a portion of the benefit was offset by continued pressure on product pricing. On a year-to-date basis, adjusted EBITDA and adjusted EBITDA margin was $29.3 million, or 11.2 percent, compared to $25.3 million, or 9.8 percent, in 2013.

Excluding special items, the third quarter resulted in adjusted net earnings of $0.6 million, or $0.01 per share. Prior-year third-quarter performance, excluding special items, was an adjusted net loss of $0.9 million, or $0.02 per share. On a reported basis, the third quarter was a net loss of $9.2 million, or $0.18 per share, compared to a net loss of $2.0 million, or $0.04 per share, a year ago.

The first nine months of 2014 and 2013, excluding special items, resulted in adjusted net losses of $5.6 million, or $0.11 per share, and $7.1 million, or $0.14 per share, respectively. On a reported basis, the first nine months of 2014 was a net loss of $0.35 per share compared to a net loss of $0.41 per share for the first nine months of 2013.

Discontinued Operations

During 2013, the Company completed the sale of its specialty paper business and the closure of a related mill in Brainerd, Minnesota, together constituting its former Paper segment.  Reclassified as a discontinued operation, the results of this former segment are presented separately from continuing operations in all periods presented in the condensed consolidated statements of operations.

For the quarter and year-to-date periods of 2014, the after-tax net loss of $0.3 million, or $0.01 per share, and $0.9 million, or $0.02 per share, respectively, include charges associated with closure and severance-related items and an after-tax gain of $0.3 million on the disposal of the Brainerd, Minnesota asset group. For the third quarter of 2013, discontinued operations resulted in a loss, net of tax, of $0.8 million, or $0.02 per share. For the first nine months of 2013, discontinued operations, net of tax, resulted in a net loss of $66.9 million, or $1.35 per share. The 2013 nine-month results include an impairment charge of $40.2 million, net of tax, or $0.81 per share and after-tax closure-related costs of $3.6 million, or $0.07 per share related to the sale of the Company’s specialty paper business, $28.6 million, or $0.58 per share, in after-tax charges related to the closure of the Brainerd mill offset by after-tax results of operations of $5.5 million, or $0.11 per share.

CONFERENCE CALL

Wausau Paper’s third-quarter conference call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern on November 5, 2014, and can be accessed through the investor information section of the Company’s website at www.wausaupaper.com.

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, as well as soap and dispensing systems. The Company is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:

The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2013.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

Wausau Paper Corp.

Quarter Ended September 30, 2014

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (Unaudited) (Note 1)	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Net sales	$ 95,423	$91,663	$262,144	$257,480
Cost of sales	80,013	78,290	226,965	223,018
Gross profit	15,410	13,373	35,179	34,462
Selling & administrative expenses	13,041	13,557	40,966	39,265
Operating profit (loss)	2,369	(184)	(5,787)	(4,803)
Interest expense	(2,894)	(1,972)	(7,473)	(6,840)
Loss on early extinguishment of debt	(14,350)	–	(14,350)	–
Other expense, net	(14)	(10)	(11)	(15)
Loss from continuing operations before income taxes	(14,889)	(2,166)	(27,621)	(11,658)
(Credit) provision for income taxes	(5,734)	(132)	(10,299)	8,703
Loss from continuing operations	(9,155)	(2,034)	(17,322)	(20,361)
Loss from discontinued operations, net of taxes	(321)	(818)	(882)	(66,922)
Net loss	$ (9,476)	$(2,852)	$ (18,204)	$ (87,283)

Net loss per share (basic and diluted):
Continuing operations	$ (0.18)	$ (0.04)	$ (0.35)	$ (0.41)
Discontinued operations	(0.01)	(0.02)	(0.02)	(1.35)
Net loss per share	$ (0.19)	$ (0.06)	$ (0.36)	$ (1.77)

Weighted average shares outstanding-basic	50,433	49,431	50,099	49,398
Weighted average shares outstanding-diluted	50,433	49,431	50,099	49,398

* Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	September 30,	December 31,
	2014	2013
Current assets	$ 78,513	$ 99,195
Property, plant, and equipment, net	294,040	298,964
Other assets	90,605	74,817
Assets of discontinued operations	61	8,587
Total Assets	$463,219	$481,563

Current liabilities	$ 75,796	$ 71,983
Long-term debt	171,160	150,000
Other liabilities	65,438	88,555
Liabilities of discontinued operations	2,784	2,883
Stockholders’ equity	148,041	168,142
Total Liabilities and Stockholders’ Equity	$463,219	$481,563

Condensed Consolidated Statements of Cash Flows (Unaudited) (Note 1)	Nine Months
	Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$ (18,204)	$(87,283)
Provision for depreciation, depletion, and amortization	30,788	71,990
Gain on sale of assets	(227)	–
Impairment of long-lived assets	–	63,712
Loss on early extinguishment of debt	14,350	–
Non-cash inventory, spare parts and other writedowns	211	6,653
Deferred income taxes	(10,628)	(23,097)
Other non-cash items	2,588	1,582
Changes in operating assets and liabilities:
Receivables	3,808	(1,235)
Inventories	4,957	(3,420)
Other assets	(16,865)	(17,235)
Accounts payable and other liabilities	(20,884)	(16,971)
Net cash used in operating activities	(10,106)	(5,304)

Cash flows from investing activities:
Capital expenditures	(12,831)	(29,457)
Proceeds from sale of business	–	105,067
Proceeds from sale of assets	7,056	1,243
Net cash (used in) provided by investing activities	(5,775)	76,853

Cash flows from financing activities:
Net payments of commercial paper	–	(40,700)
Payments of debt issuance costs	(3,544)	–
Payments of premium on early extinguishment of debt	(13,833)	–
Borrowings under credit agreements	171,500	65,000
Payments under credit agreements	(150,437)	(70,500)
Proceeds from stock option exercises	1,450	406
Dividends paid	(4,482)	(4,446)
Net cash provided by (used in) financing activities	654	(50,240)

Net (decrease) increase in cash and cash equivalents	$ (15,227)	$ 21,309

Note 1.

Basis of Presentation - Balance sheet amounts at September 30, 2014, are unaudited.  The December 31, 2013, balance sheet amounts are derived from audited financial statements.  The statements of cash flows for nine months ended September 30, 2014 and September 30, 2013 are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.  See Note 3 for additional discussion of Discontinued Operations.

Note 2.

Non-recurring Items - On July 30, 2014, the Company prepaid the existing $150 million of outstanding obligations with various maturities under its note purchase and private-shelf agreement utilizing proceeds received under a $175 million secured term loan facility that matures in July 2020. Also, on July 30, 2014, we terminated the $80 million revolving credit agreement expiring June 2015, and entered into a $50 million secured revolving credit facility that matures in July 2019. In addition to the prepayment of the outstanding note purchase and private-shelf obligations, net proceeds of $171.5 million under the term loan facility were used to pay $14.4 million in accrued interest and make-whole payments to the note holders and $3.4 million of transaction related-fees and expenses. The remainder of the net proceeds was used for general corporate purposes.

During the nine months ended September 30, 2014, the Company recognized expenses, net of tax, of approximately $1.0 million related to severance benefits for its former chief executive officer. Further, effective with the departure of two members of its Board of Directors, a change in control event as defined within provisions of the equity compensation plans and related grants occurred resulting in the satisfaction of conditions to vesting under certain awards and recognitions of approximately $0.9 million of expense, net of tax. During the three and nine months ended September 30, 2014, the company also paid $0.7 million, net of tax, in proxy settlement charges. In the three and nine months ended

September 30, 2013, we recognized expenses, net of tax, of $0.5 million  and $1.3 million, respectively, related to settlement charges associated with a defined benefit retirement plan.

Note 3.

Discontinued Operations, Net of Tax - We determined that the sale of the specialty paper business and closure of the Brainerd mill met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations." The results of operations of the specialty paper business and Brainerd mill have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations for all periods presented.

On June 26, 2013, we completed the sale of the specialty paper business, which excluded the assets of the Brainerd, Minnesota mill. Net of tax, the sale generated an  impairment charge of $40.2 million in the nine months ended September 30, 2013.  Included in the impairment charge is an after tax credit of approximately $3.7 million, which is related to pension and other postretirement plan settlements, curtailments, and special termination benefits resulting from the sale transaction.  Additionally, expenses related to severance and benefits, contract termination costs, and other associated closure costs, net of tax, for the three months ended September 30, 2014 and September 30, 2013, totaled $0.4 million and $0.9 million, respectively.  For the nine months ended September 30, 2014 and September 30, 2013, these expenses, net of tax, were $0.8 million and $3.6 million, respectively.  No significant additional closure charges are anticipated.

In February 2013, we announced the planned closure of our technical specialty paper mill in Brainerd, Minnesota.  Closure charges, net of tax, for the three and nine months ended September 30, 2014 were $0.2 million and $0.3 million, respectively.  In June 2014, we sold a portion of the group of assets held for sale associated with Brainerd and realized proceeds on the sale of $2.6 million.  In August 2014, we sold the remaining group of assets associated with Brainerd and realized proceeds on the sale of $4.4 million.  In the nine months ending September 30, 2014, total proceeds realized on the sale of the Brainerd assets held for sale were approximately $7.0 million.  There was a gain of $0.3 million, net of tax, recognized in the three months ended September 30, 2014, on the disposal of the Brainerd asset group.  For the three and nine months ended September 30, 2013, closure charges, net of tax, totaled $0.3 million and $28.6 million, respectively. The charges for the nine months ended September 30, 2013 are primarily a result of accelerated depreciation on mill assets, an adjustment of mill inventory and spare parts to net realizable value, severance and benefit continuation costs, and other associated closure costs. No significant additional closure charges are anticipated.

Note 4.

Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Depreciation and amortization (unaudited)	$10,193	$ 9,945	$ 30,788	$ 29,717

Tons sold (unaudited)	48,391	47,126	136,469	133,508

Cases shipped (unaudited)	4,532	4,358	12,722	12,335

Note 5.

Reconciliation of Non-GAAP Financial Measures (unaudited):

The following tables set forth certain non-U.S. generally accepted accounting principles ("GAAP") financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating  results but are not a substitute for GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013
(in thousands)	Consolidated	Consolidated

Net loss	$(9,476)	$(2,852)
Loss from discontinued operations, net of tax	321	818
(Credit) provision for income taxes	(5,734)	(132)
Loss on early extinguishment of debt	14,350	–
Interest expense and other, net	2,908	1,982
Operating profit (loss)	2,369	(184)
Depreciation, depletion, and amortization	10,193	9,945
EBITDA	$12,562	$ 9,761

Net sales	$95,423	$91,663
EBITDA margin	13.2%	10.6%

EBITDA	$12,562	$9,761
Expense related to proxy settlement charge	1,150	–
Defined benefit retirement plan settlement charges	61	801
Adjusted EBITDA	$13,773	$10,562

Net sales	$95,423	$91,663
Adjusted EBITDA margin	14.4%	11.5%

Adjusted EBITDA	$13,773	$10,562
Depreciation, depletion, and amortization	10,193	9,945
Adjusted operating profit	$3,580	$617

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
(in thousands)	Consolidated	Consolidated

Net loss	$ (18,204)	$(87,283)
Loss from discontinued operations, net of tax	882	66,922
Credit for income taxes	(10,299)	8,703
Loss on early extinguishment of debt	14,350	–
Interest expense and other, net	7,484	6,855
Operating loss	(5,787)	(4,803)
Depreciation, depletion, and amortization	30,788	29,717
EBITDA	$ 25,001	$ 24,914

Net sales	$262,144	$257,480
EBITDA margin	9.5%	9.7%

EBITDA	$ 25,001	$ 24,914
Expense related to change in control provisions	1,432	–
Expense related to severance benefit of former CEO	1,642	–
Expense related to proxy settlement charge	1,150	–
Credit for contract at former manufacturing facility	–	(1,713)
Defined benefit retirement plan settlement charges	61	2,121
Adjusted EBITDA	$ 29,286	$ 25,322

Net sales	$262,144	$257,480
Adjusted EBITDA margin	11.2%	9.8%

Adjusted EBITDA	$ 29,286	$ 25,322
Depreciation, depletion, and amortization	30,788	29,717
Adjusted operating loss	$ (1,502)	$ (4,395)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2014	2013	2014	2013

Net loss	$(9,476)	$(2,852)	$(18,204)	$(87,283)
Loss from discontinued operations, net of tax	321	818	882	66,922
Loss on early extinguishment of debt, net of tax	9,040	–	9,040	–
Expense related to change in control provisions, net of tax	–	–	902	–
Expense related to proxy settlement charge, net of tax	725	–	725	–
Expense related to severance benefit of former CEO, net of tax	–	–	1,034	–
Credit for contract at former manufacturing facility, net of tax	–	–	–	(1,079)
Defined benefit retirement plan settlement charges, net of tax	38	505	–	1,336
Income tax valuation allowance	–	593	–	13,008
Adjusted net income (loss)	$ 648	$ (936)	$ (5,621)	$ (7,096)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(all amounts in dollars per diluted share)	2014	2013	2014	2013

Net loss per share	$(0.19)	$(0.06)	$(0.36)	$(1.77)
Loss from discontinued operations, net of tax	0.01	0.02	0.02	1.35
Loss on early extinguishment of debt, net of tax	0.18	–	0.18	–
Expense related to change in control provisions, net of tax	–	–	0.02	–
Expense related to proxy settlement charge, net of tax	0.01	–	0.01	–
Expense related to severance benefit of former CEO, net of tax	–	–	0.02	–
Credit for contract at former manufacturing facility, net of tax	–	–	–	(0.02)
Defined benefit retirement plan settlement charges, net of tax	–	0.01	–	0.03
Income tax valuation allowance	–	0.01	–	0.26
Adjusted net income (loss) per share	$ 0.01	$(0.02)	$(0.11)	$(0.14)

* Totals may not foot due to rounding differences.